EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES FOURTH QUARTER

AND FISCAL 2005 OPERATING RESULTS

Revenues, Earnings and Backlog Increase to Record Highs

BEDFORD, Mass., (November 2, 2005) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced its results for the quarter and year ended September 24, 2005.

Highlights of the quarter include:

•	Record revenues of $78.2 million.

•	Record earnings of $9.5 million.

•	Record backlog of $102 million.

•	Record 71 Selenia full field digital mammography systems installed and recognized as revenue.

•	Increased cash flow of $11.7 million.

Fourth quarter fiscal 2005 revenues totaled $78,217,000, a 22% increase when compared to revenues of $63,949,000 in the fourth quarter of fiscal 2004. For the fourth quarter of fiscal 2005, Hologic reported net income of $9,476,000, or $0.41 per diluted share, compared with net income of $5,210,000, or $0.24 per diluted share, in the fourth quarter of fiscal 2004. The improvement in quarterly earnings primarily reflects the increase in product sales of Selenia digital mammography systems in the current quarter as compared to the fourth quarter of fiscal 2004.

In the current quarter, Hologic’s effective tax rate increased to 22% of pre-tax earnings. This rate is higher than the 17% effective tax rate for the first nine months of fiscal 2005 and is higher than previously expected due to the Company’s continued better-than-expected performance and the resulting increase in the Company’s earnings for the current fiscal year. The Company’s tax rate for the full 2005 fiscal year is approximately 19%. For fiscal 2006, the Company expects the effective tax rate to increase to a more normalized rate of approximately 37%.

For the year ended September 24, 2005, revenues totaled $287,684,000, compared to revenues of $228,705,000 for the year ended September 25, 2004. For the year ended September 24, 2005, Hologic reported net income of $28,256,000, or $1.25 per diluted share, compared with net income of $12,164,000 or $0.57 per diluted share, for fiscal 2004.

During the fourth quarter, Hologic recognized as revenue 71 Selenia full field digital mammography systems. At September 24, 2005, the Company’s backlog for orders of Selenia was 185 systems and total backlog for all products increased to $102 million, the highest quarterly backlog in the Company’s history and a 10% increase over the backlog at June 25, 2005.

“We are very pleased to report record revenues for the fourth quarter of fiscal 2005, in addition to full year revenue growth of 26% over fiscal 2004,” said Jack Cumming, Chairman and CEO. “Our sales growth reflects the continued demand for Selenia, our leading-edge digital mammography system. Along with increasing sales, our success in controlling costs and improving internal efficiencies resulted in solid gains in profitability. We believe we are well positioned for fiscal 2006, as we expect to continue to grow our revenue pipeline by focusing on expanding our product offerings as well as our relationships with existing customers and winning new business in our core markets.”

Fourth quarter financial overview by segment:

•	Mammography revenues increased 47% to $49,336,000 for the fourth quarter of fiscal 2005 from $33,620,000 for the same period in fiscal 2004. This increase was primarily due to continued increasing sales of Selenia in the domestic market and, to a lesser extent, an increase in sales of the MultiCare breast biopsy tables. Operating income for this business segment in the fourth quarter of fiscal 2005 increased to $9,856,000 compared to operating income of $4,168,000 in the fourth quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to the significant increase in revenues and the higher gross margins on increasing product sales of Selenia.

•	Osteoporosis assessment revenues increased 11% to $19,640,000 for the fourth quarter of fiscal 2005 from $17,763,000 for the same period in fiscal 2004. This increase was primarily due to an increase in the number of bone densitometry systems sold and an increase in service revenue. Operating income for this business segment in the fourth quarter of fiscal 2005 increased to $3,628,000 compared to operating income of $2,063,000 in the fourth quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to the increase in revenues.

•	Digital detector revenues decreased 26% to $4,209,000 for the fourth quarter of fiscal 2005 from $5,663,000 for the same period in fiscal 2004. This decrease was primarily due to a decrease in the number of general radiography digital detectors sold to other OEMs. Operating loss for this business segment in the fourth quarter of fiscal 2005 increased to $2,876,000 from $867,000 in the fourth quarter of fiscal 2004. This increase in operating loss in the current quarter was primarily due to the decrease in revenues and higher service related expenses.

•	All other revenues which includes the Company’s mini C-arm, conventional general radiography service and digital general radiography systems businesses decreased 27% to $5,033,000 for the fourth quarter of fiscal 2005 from $6,903,000 for the same period in fiscal 2004. The decrease in revenues was primarily due to the shipment of fewer digital general radiography systems as this business is currently being phased out and, to a lesser extent, a decrease in sales of mini C-arm systems. Operating income for this business segment in the fourth quarter of fiscal 2005 increased to $801,000 from a loss of $112,000 in the fourth quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to the elimination of unprofitable digital general radiography sales and the elimination of the operating expenses allocated to this business.

On September 29, 2005, Hologic completed the acquisition of Fischer Imaging Corporation’s intellectual property relating to its mammography business and products, including the rights to their SenoScan digital mammography and MammoTest stereotactic breast biopsy systems. As previously reported Hologic expects to incur an up-front charge of approximately $4 million to write off in-process research and development in the first quarter of fiscal 2006, which ends on December 24, 2005. In addition, we expect to incur an annual charge of approximately $2.5 million beginning in fiscal 2006 to amortize certain intangible assets acquired in the transaction.

In the first quarter of fiscal 2006, the Company will begin to account for employee stock options under FASB123R’s fair value method. For fiscal 2006, the Company anticipates that the stock-based compensation cost will be approximately $4 million as a result of the adoption of FASB123R.

On September 23, 2005, the Company announced that its Board of Directors had approved a two-for-one stock split, subject to stockholder approval of a proposed amendment to increase the number of shares of Common Stock the Company has authority to issue. A Special Meeting of Stockholders is scheduled for November 15, 2005. If the amendment is approved, the record date for the stock split will be November 16, 2005 and the payment date will be November 30, 2005. The Company’s financial statements to be included in its Annual Report on Form 10-K to be filed in December 2005 are expected to retroactively reflect the stock split.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss fourth quarter and fiscal 2005 operating results. Interested participants may listen to the call by dialing 800-406-5356 or 913-981-5572 for international callers and referencing code 8944515 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through November 4, 2005 at 888-203-1112 or 719-457-0820 for international callers, access code 8944515. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. For more information, please visit www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the Company’s expected effective tax rate for fiscal 2006, the anticipated compensation cost for employee stock options during fiscal 2006, the expected charges associated with the acquisition of the mammography intellectual property assets of Fischer Imaging Corporation, the Company’s expectation for growth during fiscal 2006, the Company’s two-for-one stock split, and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully manage current or future alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; the risk that the Company’s stockholders do not approve the proposal to increase the number of authorized shares of Common Stock of the Company, in which case the stock split will not occur; risks relating to acquisitions; expenses and uncertainties relating to litigation; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	September 24, 2005	September 25, 2004
CURRENT ASSETS:
Cash and cash equivalents	$113,994	$68,335
Accounts receivable, net	57,742	48,409
Inventories	44,520	40,174
Prepaid expenses and other current assets	12,119	9,135
Total current assets	228,375	166,053
Property and equipment, net	33,329	32,877
Intangible assets, net	5,162	6,251
Goodwill, net	6,285	6,285
Other assets, net	6,688	285

	$279,839	$211,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
	September 24, 2005	September 25, 2004
CURRENT LIABILITIES:
Current portion of note payable	$—	$475
Accounts payable	14,163	10,546
Accrued expenses	25,237	20,970
Deferred revenue	21,134	13,013

Total current liabilities	60,534	45,004

Notes payable, net of current portion	—	472

Deferred income tax liabilities	1,471	—

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value- Authorized—30,000 shares Issued – 22,148 and 20,585 shares, respectively	221	206
Capital in excess of par value	172,865	149,452
Retained earnings	46,452	18,196
Cumulative translation adjustment	(1,240)	(1,115)
Treasury stock, 45 shares at cost	(464)	(464)

Total stockholders’ equity	217,834	166,275

	$279,839	$211,751

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
REVENUES	$78,217	$63,949	$287,684	$228,705
COSTS AND EXPENSES:
Cost of revenues	46,264	40,780	174,659	143,336
Research and development	4,324	4,362	18,617	16,659
Selling and marketing	8,905	7,325	34,199	31,761
General and administrative	7,315	6,229	27,578	24,363

	66,808	58,695	255,053	216,119

Income from operations	11,409	5,253	32,631	12,586

Interest income	857	191	2,219	540

Interest expense/other income (expense)	(151)	212	(155)	(199)

Income before provision for income taxes	12,115	5,656	34,695	12,927
Provision for Income Taxes	2,639	446	6,439	763

Net income	$9,476	$5,210	$28,256	$12,164

Net income per common and common equivalent share:
Basic	$0.43	$0.25	$1.32	$0.60

Diluted	$0.41	$0.24	$1.25	$0.57

Weighted average number of common shares outstanding:
Basic	22,034	20,482	21,412	20,258

Diluted	23,162	21,525	22,563	21,296